Exhibit 99.3

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Re: EMS Technologies, Inc.

Dear __________:

Thank you for agreeing to be named and serve as a nominee (a “Nominee”) for election to the Board of Directors of EMS Technologies, Inc. (the “Company”) in the proxy solicitation that MMI Investments, L.P. (“MMI”) and certain of its affiliates are considering undertaking to nominate and elect directors at the Company’s 2011 Annual Meeting of Stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”). Your outstanding qualifications, we believe, will prove a valuable asset to the Company and all of its stockholders. This letter will set forth the terms of our agreement.

1.           MMI shall pay all costs of the proxy solicitation to be conducted by MMI in connection with the Annual Meeting (the “Proxy Contest”); provided however that MMI reserves the right to seek reimbursement for such costs from the Company.

2.           You understand that it may be difficult, if not impossible, to replace nominees who, such as yourself, have agreed to serve on MMI’s slate and later change their minds and determine not to seek election. Accordingly, MMI is relying upon your agreement to seek nomination. In that regard, you are being supplied with a questionnaire (the “Questionnaire”) in which you will provide MMI with information necessary for MMI to make appropriate disclosures both to the Company and for use in creating the proxy material to be sent to shareholders of the Company that will be filed with the Securities and Exchange Commission. You have agreed that (i) you will immediately complete and sign the questionnaire and return it to the undersigned and (ii) your responses to the questions contained therein will be true and correct in all respects. MMI has also enclosed a form letter (the “Consent Letter”) to the Company informing the Company that you consent to being a nominee of MMI for the election as a director of the Company and, if elected, consent to serve as a director of the Company.

3.           Attached hereto is an indemnity agreement (the “Indemnity Agreement”) that MMI agrees to provide to you in connection with the Proxy Contest.

4.           As consideration for your agreement to serve as an MMI Nominee, MMI shall pay you $50,000 upon the submission by MMI of a letter to the Company nominating you for election as a director of the Company (with such payment to be made as soon as reasonably practicable after you have been nominated). You also agree to execute all such other documents as shall be necessary or required in connection with the Proxy Contest.

5.           MMI shall also reimburse you, promptly upon presentation of appropriate invoices, for legal fees incurred by you in connection with your review of this letter agreement and the other agreements and documents referenced herein in an amount up to $5,000.

6.           MMI recognizes that should you be elected to the Board of Directors of the Company all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties to the shareholders of the Company and, as a result, that there is, and can be, no agreement between you and MMI which governs the decisions which you will make as a director of the Company.

7.           This letter agreement and the Indemnity Agreement set forth the entire agreement between MMI and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by MMI and you.

8.           This letter agreement shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law. The parties hereto consent to the exclusive jurisdiction of the New York State and United States courts located in New York County, New York for the resolution of any disputes hereunder and agree that venue shall be proper in any such court notwithstanding any principle of forum non conveniens and that service of process on the parties hereto in any proceeding in any such court may be effected in any manner permitted by applicable law. The parties hereto waive trial by jury in respect of any such proceeding.

9.           This letter agreement shall bind and inure to the benefit of you and your heirs, successors and assigns.

10.           This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

If you agree to the foregoing terms, please sign below to indicate your acceptance.

MMI Investments, L.P.

By:	MCM Capital Management, LLC, General Partner

By:
	Name:	Clay Lifflander
	Title:	President

Accepted and agreed this ___ day of ____________, 2011:

Name:
Address: